Exhibit 99.1

May 22, 2024

To the Shareholders of Summit Healthcare REIT, Inc.:

It is with great pride and a profound sense of responsibility that I address you for the first time in our annual shareholder update as Chief Executive Officer and Board Member of Summit Healthcare REIT. I am deeply honored to lead our company into its next chapter of growth and success. It's evident that our company has faced challenges, and I recognize the difficult decision that was made to enact a change in leadership. My commitment to our team, stakeholders, and the broader community is to foster an environment of transparency, accountability, and relentless pursuit of excellence. Together, we will build upon our strengths, learn from our past experiences, and chart a course toward a brighter future. I am confident that with the support of our talented team, including our newly promoted Chief Financial Officer Sharyn Grant, we will overcome obstacles and achieve greatness.

I have been working closely with the other members of our Board of Directors to implement my vision for the strategic restructuring and growth of the REIT with the goal of resuming periodic shareholder distributions and realizing a liquidity event that returns equity to our stockholders. This includes shoring up the balance sheet by selling under-performing assets, replacing operators that are failing to meet our expectations, simplifying our multiple joint venture portfolios, working to identify acquisitions that we feel will be accretive to shareholder value, and analyzing opportunities to make positive changes to our capital structure.

The following pages will not only provide a review of the challenges of 2023 but highlight the successes we have realized thus far in 2024 and the reasons we still believe that the outlook for seniors housing and care real estate is promising. I am confident in our ability to navigate the evolving landscape of this segment and deliver sustainable value to our shareholders.

The Year in Review

2023 was admittedly a frustrating year for Summit, which is reflected in our estimated net asset value as of December 31, 2023 of $1.71, which is down from an estimated $2.73 the year prior. This decrease is due in part to the $11.4 million impairment of our wholly owned portfolio of eight skilled nursing facilities in Georgia that Summit acquired in December 2021, as well as a reduction in the fair value of our Summit Union Life Holdings joint venture and our Summit Fantasia Holdings II joint venture.

The problems with our Georgia portfolio started as interest rates began to rise and we were faced with debt service payments greater than the rental revenue for the portfolio. At the same time, our tenant started to experience reduced profitability and was unable to make full lease payments to us. This duality ultimately led to impairment, but not without our efforts to restructure the debt or recapitalize the portfolio. We worked tirelessly with the subordinated lender to find a solution, but in the end, they chose to exercise their rights under the related pledge agreement in March 2024 and appointed an independent manager to take control of the assets. The assets are still wholly owned by subsidiaries of Summit, but we have not retained voting rights, managerial control, or the right to receive distributions. Our understanding is that the independent manager is seeking a buyer for the portfolio. As a result of the action taken by the subordinated lender and the technical accounting treatment found within GAAP, we realized a $17.7 million gain in the first quarter of 2024. Additional information regarding this portfolio can be found in our Form 10-K filed with the SEC on April 16, 2024 and our Form 10-Q filed with the SEC on May 15, 2024. Any material updates on this portfolio will be communicated through future SEC filings and personal updates from me.

A couple of our joint ventures also experienced reductions in estimated fair value for 2023. Our Summit Union Life Holdings JV, of which we have a 10% interest, sold two skilled nursing facilities in Delaware in December 2023 that previously contributed a significant amount of cash flow to the JV. The JV also experienced reduced cash flow from several of its assets that either have a tenant who is in default of the lease or do not have a lease in place. These issues coupled with increased capitalization rates resulting from industry headwinds have negatively impacted the fair value for 2023.

Additionally, the tenant of our Summit Fantasia Holdings II joint venture, in which we have a 20% interest, filed for receivership in June 2023. This JV owns two skilled nursing facilities in Rhode Island. We have been working diligently with counsel, the receiver, and the court in the state of Rhode Island to collect lease payments due to us. The receiver ceased paying in June, even though the judge ordered fair use and occupancy payments to be made. In addition to this, the receiver has taken actions that we believe have made it virtually impossible to sell the real estate. Unfortunately, the wheels of justice move slowly, but we are scheduled to appear before the court again this month and hope to have a resolution shortly thereafter. Due to the receivership, resulting nonpayment of rent, and inability to swiftly sell the assets, we assessed zero value for this joint venture in our calculation of net asset value. Additional information regarding this joint venture and the receivership can be found in our Form 10-K filed with the SEC on April 16, 2024 and our Form 10-Q filed with the SEC on May 15, 2024.

Current Events

As difficult as the past few years have been, we have already experienced signs of recovery and positive momentum in 2024 under the direction of Summit’s new leadership team. In March, we successfully sold an asset in one of our joint venture portfolios, the Applewood Retirement Community, for $10.6 million to a behavioral health operator for a significant premium based on the location and zoning of the asset. This sale yielded a gain of approximately $7.7 million for the JV, and Summit’s net proceeds based on our 10% ownership interest and promote were approximately $1.9 million, representing an IRR of 43.1% and total return of 2505.5% for the REIT.

So far in the second quarter of this year, we sold the Fantasia III joint venture Connecticut portfolio back to the tenant for $60 million. This eight-facility portfolio sale yielded total JV profits of approximately $7.4 million and added approximately $2.1 million in cash to our balance sheet. In addition, we are under contract to sell three wholly-owned California skilled nursing facilities before the end of the quarter. The sale of this portfolio is anticipated to yield an impressive IRR over 48% and add approximately $14.5 million in cash to the balance sheet. Given this positive momentum, I feel strongly that we have turned a corner and are making material headway with the strategic plan we implemented after I assumed the top executive post.

Looking to the Future

Even though seniors housing and care, including assisted living facilities, memory care facilities, and nursing homes, has faced many challenges over the past several years including the COVID-19 pandemic and related public perception, cost pressures, labor shortages, increased regulatory compliance, and healthcare reform, it is also influenced by several tailwinds that are shaping the industry. Here are some specific factors contributing to the growth and evolution of seniors housing and care, and reasons we remain bullish on the sector:

•	Demographic Shifts: The aging population, driven by the baby boomer generation, is a significant tailwind for seniors housing and care. As this large cohort ages, there's a growing demand for various levels of care and housing options tailored to their needs.
•	Increased Life Expectancy: Advances in healthcare and technology have led to longer life expectancies. While this is positive overall, it also means more individuals requiring care for chronic conditions and age-related ailments, thereby boosting the demand for seniors housing and care services.

•	Technological Advancements: Technology plays a crucial role in improving the quality of care and enhancing the operational efficiency of seniors housing and care facilities. Innovations such as telehealth, remote monitoring devices, and smart technologies are transforming the way care is delivered and managed.
•	Focus on Wellness and Lifestyle: Seniors today are more interested in maintaining active and healthy lifestyles as they age. Consequently, there's a growing demand for seniors housing and care facilities that offer wellness programs, recreational activities, and amenities geared towards promoting physical, mental, and social well-being.
•	Investor Interest and Capital Influx: The growing demand for seniors housing and care has attracted significant investment from both traditional real estate investors and healthcare-focused funds. This influx of capital is driving the development of new facilities and the expansion of existing ones, as well as fostering innovation in service delivery models.

These tailwinds collectively contribute to the growth and dynamism of the industry, presenting opportunities for providers, investors, and innovators to meet the evolving needs of aging populations. The seniors housing and care real estate market continues to show resilience and promise despite the recent challenges. The aging population, coupled with increasing life expectancy, underscores the growing demand for senior housing and care facilities. This demographic trend positions this real estate sector as a compelling investment opportunity for long-term growth.

As an essential component of the healthcare continuum, our industry offers investors the opportunity to contribute to the well-being and quality of life of our aging population while generating attractive returns. Our company is dedicated to investing in assets with tenants and operators that provide seniors with safe, comfortable, and enriching living environments that promote independence, dignity, and community engagement.

Looking ahead, we remain optimistic about the future and are confident in our ability to navigate the evolving landscape and deliver sustainable value to our shareholders.

Formalities

If you are receiving this letter by regular mail, enclosed is a statement of your account as of December 31, 2023 and our Annual Report on Form 10-K for the year ended December 31, 2023. If you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com, and you will receive the Annual Report on Form 10-K via regular mail.

Please review all our filings with the SEC for more information. Investors can always view their statement electronically on our website’s Investor Portal as well as all our SEC filings on our Investors tab at www.summithealthcarereit.com. As a reminder, certain current information is reported on Form 8-K with the SEC promptly after the event. Form 8-Ks can be viewed on our website or the SEC’s website at www.sec.gov. Additionally, you can review the News tab on our website any time to review all relevant Company news and information. We hope you’ll utilize these resources to stay informed about our progress.

If you have any questions, please contact your financial advisor, our investor services and transfer agent team at Computershare at (888) 522-1771, or our Senior Vice President, Chris Kavanagh at (949) 535-1988.

In Closing

I hope you feel this letter provided you with needed information about our past, present and future with the kind of transparency and objectivity I am fostering in my role as CEO. As you can tell from these pages, I am delighted by the successes we are realizing in response to our strategic plan for Summit. However, I am realistic about the challenges that remain from the past. Please know that I am working diligently and relentlessly to meet our goals, and I am completely aligned with our shareholders in my desire to restore and build value. To that end, I am happy to personally discuss Summit with any of our shareholders and can be reached at (800) 978-8136. I sincerely thank you for your partnership and support, and I am truly excited about the future of Summit Healthcare REIT.

/s/ Elizabeth A. Pagliarini

Elizabeth A. Pagliarini

Chief Executive Officer

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s quarterly report for the periods ended June 30, 2023, September 30, 2023, and March 31, 2024 and annual report on Form 10-K for the year ended December 31, 2023. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.